Exhibit 10.42
Definitions

                                    EXHIBIT D
                                       To
                           SECOND AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       OF
                               TONKIN SPRINGS LLC

     DEFINITIONS

     "Accounting Procedure" means the procedure set forth in Exhibit B.

     "Act" means the Delaware Limited Liability Company Act, 6 Del. C. Paragraph 18-101 et seq.

     "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

     "Agreement" means this Second Amended and Restated Operating Agreement effective July 31, 2003 of Tonkin Springs LLC, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

     "Area of Interest" means the area described in Exhibit A-3.

     "Assets" means the Properties, Products, Business Information, machinery, equipment, vehicles, inventory, Contracts, Permits, leases, bonds, intellectual property, insurance policies, prepaid expenses, computer hardware and software, books and records, water rights and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights held for the benefit of the Members hereunder, including without limitation the assets described in Exhibit A to the Agreement.

     "Budget" means a detailed estimate, covering at least a three month period, of all costs to be incurred and a schedule of cash advances to be made by the Members with respect to a Program. For any Budget accompanying a Program for Mining Operations, such Budget shall include, without limitation, cost information and data, to be updated in accordance with standard industry practice, setting forth, on a semi-annual basis over the life of recoverable reserves from the Properties: (a) estimates of ore reserves within the Properties, including without limitation recoverable reserves, (b) projections of production of Products, (c) direct and out-of-pocket cash costs for Operations, (d) projections of state and local taxes and production royalties to be incurred on the production of Products from the Properties, (e) capital expenditures, (f) Exploration, Development and Mining expenditures, (g) projections of estimated Cash Flow, and (h) projected distributions (if any) to the Members during the period of time encompassed by the Budget, as the same may be amended from time to time pursuant to Section 10.10 of the Agreement.



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     "Business" means the conduct of the business of the Company in furtherance of the purposes set forth in Section 2.3 and in accordance with this Agreement.

     "Business Account" means the account maintained by the Manager for the Business in accordance with Exhibit B to the Agreement, "Accounting Procedures".

     "Business Information" means the terms of this Agreement, and any other agreement relating to the Business and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by either Member in performing its obligations under this Agreement.

     "Capital Account" means the account maintained for each Member in accordance with Exhibit C to the Agreement, "Tax Matters."

     "Cash Flow" means the following, calculated on a calendar quarter basis after Commencement of Commercial Production:

     a. the sum of: (i) Proceeds from the sale of Products; (ii) proceeds from the sale of any Assets; and (iii) proceeds from any insurance or awards to replace lost profits or income from Operations; and (iv) revenues or proceeds from other Company activities;

        less

     b. the sum of: (i) all direct and out-of-pocket cash costs and expenditures for Operations, provided, however, that for purposes of calculating Cash Flow, costs shall not include any non-cash expenses (i.e. amortization, depletion and depreciation), (ii) Exploration, Development and Mining expenditures included in the then current annual Budget, (iii) capital costs, (iv) reasonable, ordinary and necessary amounts of working capital in support of approved Programs and Budgets, (v) federal, state and local taxes (including without limitation production, severance, proceeds of mine or similar or related taxes or royalties), levies, assessments, production royalties, fees, fines and penalties, exclusive of income taxes (vi) production royalties actually paid (or for which payment obligations have accrued), and (viii) debt servicing and loan repayments, including any interest paid thereon, in respect of any financing provided to or for the benefit of the Company or of Members to cover costs of Operations (including capital improvements) after the Funding Obligation Date, provided, however, that no item listed in (b)(i)-(b)(viii) of this Subparagraph shall be deducted more than once. For greater certainty, costs and expenditures for Operations and working capital in support of approved Programs and Budgets shall include funding of future reclamation and other closure costs and environmental and compliance costs.

     "Cash Call" has the meaning ascribed thereto in Section 11.2 of the Agreement.

     "Commencement of Commercial Production" means the last day of a consecutive two-month period during which payable or accountable gold production from the Properties totals at least 3,000 ounces of gold per month, provided that such


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production is part of an approved Program of at least one (1) year in duration which contemplates an estimated budgeted production rate of at least 40,000 ounces of gold per annum.

     "Company" means Tonkin Springs LLC, a Delaware limited liability company, governed by this Agreement.

     "Confidential Information" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of any Member.

     "Continuing Obligations" mean obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

     "Contracts" means all contracts, agreements, leases and commitments, written or oral, relating to the Company, the Assets, the Properties or Operations.

     "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests;
(ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

     "Development" means all preparation (other than Exploration) for the removal and recovery of Products, including construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

     "Dollars" or "$" mean the lawful currency of the United States of America.

     "Elected Loan" has the meaning ascribed thereto in Section 10.6 of the Agreement.

     "Effective Date" means the date set forth in the preamble to this Agreement.

     "Encumbrance" or "Encumbrances" means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature, including without limitation any burden or obligation arising pursuant to any Contract.



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     "Environmental Compliance" means actions performed during or after
Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

     "Environmental Compliance Fund" means the account established pursuant to Paragraph 3.14 of Exhibit B.

     "Environmental Laws" means Laws aimed at or relating to reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; occupational health and safety; management, storage or control of Hazardous Substances; releases or threatened releases of Hazardous Substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling transport, discharge, packaging, containment, clean-up or other remediation or corrective action of Hazardous Substances.

     "Environmental Liabilities" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against either Member, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

     "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products and all activities in preparation therefore or in furtherance thereof, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

     "Funding Obligation" means the obligation of BACTECH to contribute to the Company an aggregate of Twelve Million Dollars ($12,000,000), which funding obligation shall include the holding costs of the Tonkin Springs properties paid or funded by BACTECH prior to the Effective Date, any discretionary expenditures by BACTECH directly related to the Tonkin Springs properties prior to the Effective Date, plus costs funded by BACTECH subsequent to the Effective Date pursuant to approved Programs and Budgets pursuant to Article X.

     "Funding Obligation Account" means the account which shall be increased by the Funding Obligation of BACTECH pursuant to Recital B and Section 2.2 of the


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Members' Agreement and Recital B to this Agreement and reduced by distributions of Cash Flow to BACTECH as provided in Section 4.1 to the Operating Agreement.

     "Funding Obligation Date" means the date on which the Funding Obligation has been met.

     "Hazardous Substances" means all pollutants, contaminants, chemicals or industrial, toxic or hazardous materials, wastes or substances.

     "Interest Rate", as of any date, means LIBOR as in effect for the calendar quarter in which such date occurs plus two percent (2%).

     "Law" or "Laws" means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

     "LIBOR" means, in respect of any calendar quarter, the rate per annum determined by the Manager to be equal to the arithmetic mean (rounded upward to the nearest 1/16th of one percent (1%)) of the rates per annum for U.S. dollar deposits for a period equal to (or if there is no equal then most comparable to) such calendar quarter which appears on the display designated "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO page on that system for the purpose of displaying London interbank offered rates for U.S. dollar deposits) at or about 11:00 A.M. London time on the day that rates so appear effective for the first day of such calendar quarter; provided that if such rate cannot be determined for any reason on any date, "LIBOR" for the relevant calendar quarter shall mean such other reference rate for U.S. dollar 90-day loans as of such date as the Manager, acting reasonably, may select as a substitute rate.

     "Lien" means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including, without limitation, a security interest, charge, claim or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting property; provided, however, that any security interests between the Members created by this Agreement are expressly excluded from the definition of "Lien" hereunder.

     "Management Committee" means the committee established under Article VIII of the Agreement.

     "Manager" means the Member appointed under Article IX of the Agreement to manage Operations, or any successor Manager.

     "Member" means each of BACTECH, TSVLP and USEC, any permitted successor or assign of BACTECH, TSVLP or USEC, or any other person admitted as a Member of the Company under this Agreement.




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     "Members' Agreement" means the Second amended and Restated Members'
Agreement of the Members of Tonkin Springs LLC, dated as of the Effective Date of this Agreement.

     "Mining" means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

     "Operations" means the activities carried out by the Company under this Agreement.

     "Ownership Interest" means the percentage interest representing the ownership interest of a Member in the Company, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Ownership Interests shall be calculated to three decimal places and rounded to two decimal places as follows: Decimals of .005 or more shall be rounded up (e.g., 1.519% rounded to 1.52%); decimals of less than .005 shall be rounded down (e.g., 1.514% rounded to 1.51%). The Ownership Interests of the Members as of the Effective Date are set forth in Section 3.1 of the Agreement.

     "Permits" means all licenses, permits, approvals, consents, certificates, registrations and other authorizations required under Environmental Laws and other Laws in connection with the Properties, the Assets and/or Operations, all of which are described in Exhibit G to the Agreement, "Permits and Bonds".

     "Person" shall be broadly interpreted and includes any individual, partnership, limited partnership, joint company, syndicate, sole proprietorship, body corporate with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative and any governmental authority.

     "Proceeds" means proceeds received from the sale of Products calculated or determined in accordance with Article II of the Accounting Procedures included in Exhibit B.

     "Products" means all ores, minerals and mineral resources produced from the Properties.

     "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period, as the same may be amended from time to time pursuant to Article X by the Management Committee.

     "Program Period" means the time period covered by an adopted Program and Budget.

     "Project Financing" means any financing approved by the Management Committee and obtained by the Company or the Members for the purpose of placing a mineral deposit situated on the Properties into commercial production, but shall not include any such financing obtained individually by either Member to finance payment or performance of its obligations under the Agreement.



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     "Properties" means those interests in real property described in Exhibit A and all other interests in real property within the Area of Interest that are acquired and held subject to this Agreement.

     "Purchase Price" means the sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), as provided in paragraph B of the Recitals to this Agreement.

     "Release" means a release, threatened release, emission, spill, leaching or discharge, in any manner whatsoever.

     "Transfer" means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 7 of the Agreement), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.


















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